EXHIBIT 10.2

Ministry of Justice and Law

Republic of Colombia

RESOLUTION 0754 OF  AUG 3RD 2018

Whereby a License to use seeds for sowing is granted

THE DEPUTY DIRECTOR OF CONTROL AND FISCAL MONITORING OF CHEMICALS AND NARCOTICS OF THE MINISTRY OF JUSTICE AND LAW

In exercise of the legal powers, especially those conferred by Law 1787 of 2016; Decree 1427 of 2017, Decree 813 of 2017, in accordance with the provisions of Resolutions 577 and 578 of 2017 of the Ministry of Justice and Law, in application of the rules established in the Administrative Procedure and Contentious Administrative Code, and

CONSIDERING

That by means of file EXT18-0012097 dated March 23rd, 2018, Mr. Holger Audine Amaya Chacón, holder of ID card No 88.135.481 in his capacity as legal representative of the company MEDICOLOMBIA'S CANNABIS S.A.S. identified with TIN 901.158.575-0, hereinafter the applicant, applied for the granting of a license for the use of seeds for sowing, for the modality of trading and delivery.

That in compliance with articles 2.8.11.2.1.5. and 2.8.11.2.3.2 of Decree 780 of 2016 (Article 1 of Decree 613 of 2017), and Article 4 of Resolution 577 of 2017 of the Ministry of Justice and Law, in accordance with the provisions of Resolution 578 of 2017 of the Ministry of Justice and Law, the applicant submitted the necessary documentation to assess compliance with the general and specific requirements for the granting of the License to use seeds for sowing in the modality required by it.

That Article 8 of Law 1787 of 2016 establishes that “[the] Ministry of Health and Social Protection and the Ministry of Justice and Law, through the Sub-Directorate of Control and Fiscal Monitoring of Chemical and Narcotics, shall charge for the evaluation and follow-up services to the applicants or holders of the licenses, established in this law and its regulatory provisions”.

That in accordance with Article 2.8.11.7.1. of Decree 780 of 2018, "[i]n the development of Articles 8 and 9 of Law 1787 of 2016, the fees to recover the costs of the services provided by the control authorities are regulated in accordance with Article 2.8.11.1.4, on the occasion of the evaluation services provided to the applicants or holders of the licenses for the use of seeds for sowing, cultivation of cannabis, and manufacture of cannabis derivatives, according to their competencies, as well as the monitoring of both the administrative and operational components. (…)”

That Article 2.8.11.7.1 of Decree 780 of 2016, provides that "(the) payment of the fee may be made in installments, without this generating additional costs or reductions. The first fee must be paid prior to the filing of any of the license applications and will correspond to the amount equivalent to the costs of evaluating the application. The following fees will be annual and the proof of payment of the same one will be given like requirement for the request of quotas that the applicants do for the applicable cases. This annual amount will correspond to the administrative and operative control and follow-up tasks liquidated annually. In the case of the licenses that do not need to request quotas, the payment of the quotas will be made in the first calendar month of each year".

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That once the technical and legal analysis of the license application was performed, it was clear that the company complies with the provisions of Decree 780 of 2016 (Article 1 of Decree 613 of 2017) and Resolutions 577 and 578 of 2017 of the Ministry of Justice and Law.

Therefore, the Sub-directorate of Control and Inspection of Chemical and Narcotic Substances:

RULES:

Article 1. License. To grant license to use seeds for sowing, to MEDICOLOMBIA'S CANNABIS S.A.S. identified with TIN 901.158.575-0, legally represented by Mr. Holger Audine Amaya Chacón holder ID card No 88.135.481 and in his capacity as alternate legal representative Mr. Luis Enrique Niño Rojas holder of ID card No 91.150.343, in the following terms:

Property
Modality	Location	Real estate registration number
Marketing or delivery	Villa Silvia Lot of Land Countryside Division El Duende Los Santos - Santander	314-11848

Paragraph 1. The property is owned by Mrs. Idma Chacón de Amaya holder of ID card No. 27.758.013 and Lurdy Marie Trigos Rueda holder of citizenship card No. 37.317.152, who through a lease contract granted the right to use the property to MEDICOLOMBIA'S CANNABIS SAS.

Paragraph 2. The activities authorized within the framework of this license will be carried out exclusively by personnel directly linked to the company MEDICOLOMBIA'S CANNABIS S.A.S. under the conditions established herein.

Article 2. Validity. This license will be valid for 5 years from its date of enforcement and may be re-certified, which must be requested three (3) months prior to its expiration.

Article 3. Regulatory Compliance. As a licensee using seeds for sowing in the modalities indicated in Article 1 of this resolution, MEDICOLOMBIA'S CANNABIS S.A.S. identified with TIN 901.158.575-0, must comply with the conditions specified in this administrative act; with the provisions of Decree 780 of 2016 (Article 1 of Decree 613 of 2017), in Resolutions 577 and 578 of 2017 of the Ministry of Justice and Law, and the applicable rules or those that modify or add them.

Article 4. Method of payment. The payment of the quotas corresponding to the follow-up, administrative and operative control of the license granted by means of the present administrative act will be made in the following way:

Fees: The licensee shall pay to the Ministry of Justice and Law, four (4) fees, each for 27,69 Current Legal Daily Minimum Wage (SMDLV as per its initials in Spanish), within the first calendar month of the four (4) following years after the date of issuance of the license. The respective proof of payment must be submitted within the first 15 calendar days of February of each year to the Ministry of Justice and Law.

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Paragraph 1. The payment of the fees mentioned in this article must be made in the bank account of the Ministry of Justice and Law.

Paragraph 2. For the effects of this article, the calculation of the value to be paid by the licensee must be made according to the value of the SMDLV at the date the corresponding payment of the respective fee is made.

Article 5. Accrual of default interest. Failure to pay any of the fees corresponding to the service of monitoring and control of the license granted, in the manner and within the time period established by this administrative act, generates the obligation to pay interest on arrears, under the terms of Article 3 of Law 1066 of 2006.

The foregoing, without prejudice to the provisions of Article 2.8.11.9.2 and item 14 of Article 2.8.11.9.1 of Decree 780 of 2016 (Article 1 of Decree 613 of 2017), or the rule that replaces, adds or modifies it.

Article 6. To personally notify the content of this Resolution to Mr. Holger Audine Amaya Chacón, fully identified in the file, who for this purpose may be summoned in the e-mail holgeraudi62@gmail.com, giving him a copy thereof. If the personal notification is not achieved, it will proceed according to the provisions of Article 69 of the Administrative Procedure and Contentious Administrative Code.

Article 7. To communicate the content of this Resolution to the Mayor's Office of Los Santos-Santander.

Article 8. Appeals. This resolution may be challenged by an appeal for reversal before the Sub-directorate of Control and Fiscal Monitoring of Chemicals and Narcotics and the appeal before the Directorate of Drug Policy and Related Activities of the Ministry of Justice and Law in the procedure of personal notification, or within ten (10) days after the notification.

SO ORDERED

Issued in Bogotá, D.C., on

 AUG 03rd 2018

Signature

GLORIA PATRICIA CRISPÍN AMOROCHO

Deputy Director of Control and Fiscal Monitoring of Chemicals and Narcotics

Prepared by:  Elizabeth Rodriguez Rincón

Reviewed by: Giselle Tobo Niño

                         Daniela Hernandez

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